Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 33-45092, 33-47604, 33-85512, 333-2894, 333-2896, 333-51577, 333-82965, 333-39124, 333-61660, 333-108050, 333-115187 and 333-121496) and Form S-3 (No.’s 33-83602, 333-2898, 333-87033, 333-33340, 333-61144, 333-75066, 333-101278, 333-108008, 333-111086, and 333-115509), of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

San Diego, California

March 7, 2005